Exhibit 16.1

July 19, 2005

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Click Commerce, Inc. (the Company) and, under the date of March 21, 2005, we reported on the consolidated financial statements of the Company as of December 31, 2004 and 2003 and for the three-year period ended December 31, 2004.  On March 31, 2005, we declined to stand for reelection.  We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 6, 2005, as amended on July 19, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the Audit Committee of the Board of Directors of the Company recently recommended, and the Board authorized, the Company’s senior management to solicit proposals from various accounting firms to provide audit and related services for the 2005 fiscal year nor are we in a position to agree or disagree with the Company’s statement that the decision resulted from the Audit Committee’s concerns about the increasing costs of such services.  Furthermore, we are not in a position to agree or disagree with the Company’s statement that on April 7, 2005, the Audit Committee selected BDO Seidman, LLP to be the Company’s principal accountants.

Very truly yours,

/s/ KPMG LLP
KPMG LLP